UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

Written Agreement by and between CITIZENS BANCORP Nevada City, California and FEDERAL RESERVE BANK OF SAN FRANCISCO San Francisco, California	Docket No. 10-006-WA/RB-HC

WHEREAS, Citizens Bancorp, Nevada City, California ("Bancorp"), a registered bank holding company, owns and controls Citizens Bank of Northern California, Nevada City, California, ("Bank"), a state nonmember bank, and various nonbank subsidiaries;

WHEREAS, it is the common goal of Bancorp and the Federal Reserve Bank of San Francisco (the "Reserve Bank") to maintain the financial soundness of Bancorp so that Bancorp may serve as a source of strength to the Bank;

WHEREAS, Bancorp and the Reserve Bank have mutually agreed to enter into this Written Agreement (the "Agreement"); and

WHEREAS, on February 18, 2010, the board of directors of Bancorp, at a duly constituted meeting, adopted a resolution authorizing and directing Gary D. Gall to enter into this Agreement on behalf of Bancorp, and consenting to compliance with each and every provision of this Agreement by Bancorp and its institution-affiliated parties, as defined in

sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the "FDI Act") (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, Bancorp and the Reserve Bank agree as follows:

Source of Strength

1. The board of directors of Bancorp shall take appropriate steps to fully utilize Bancorp's financial and managerial resources, pursuant to Regulation Y of the Board of Governors of the Federal Reserve System (the "Board of Governors") (12 C.F.R. § 225.4), to ensure that the Bank complies with the consent order entered into with the Federal Deposit Insurance Corporation and the California Department of Financial Institutions on February 11, 2010 and any other supervisory action taken by the Bank's federal or state regulator.

Dividends and Distributions

2. (a) Bancorp shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation (the "Director") of the Board of Governors of the Federal Reserve System (the "Board of Governors").

(b) Bancorp shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

(c) Bancorp and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

(d) All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date, proposed distribution on

subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information on Bancorp's capital, earnings, and cash flow; the Bank's capital, asset quality, earnings, and allowance for loan and lease losses; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Bancorp must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors' Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

3. (a) Bancorp and its nonbank subsidiaries shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b) Bancorp shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Compliance with Laws and Regulations

4. (a) In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Bancorp shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 *et seq.*).

(b) Bancorp shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation's regulations (12 C.F.R. Part 359).

Progress Reports

5. Within 30 days after the end of each calendar quarter following the date of this Agreement, the board of directors shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, report of changes in stockholders' equity.

Communications

6. All communications regarding this Agreement shall be sent to:

(a) Mr. Kevin Zerbe
Vice President
Banking Supervision & Regulation
Federal Reserve Bank of San Francisco
101 Market Street, Mail Stop 920
San Francisco, California 94105

(b) Mr. Gary D. Gall
President & Chief Executive Officer
Citizens Bancorp
208 Providence Mine Road, # 122
Nevada City, California 95959

7. Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to Bancorp to comply with any provision of this Agreement.

8. The provisions of this Agreement shall be binding upon Bancorp and its institution-affiliated parties, in their capacities as such, and their successors and assigns.

9. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.

10. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting Bancorp, the Bank, any nonbank subsidiary of Bancorp, or any of their current or former institution-affiliated parties and their successors and assigns.

11. Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 22nd day of February, 2010.

CITIZENS BANCORP	FEDERAL RESERVE BANK OF SAN FRANCISCO
By: /s/ Gary D. Gall Gary D. Gall Pres/CEO	By: /s/ Kevin Zerbe Kevin Zerbe Vice President